EXHIBIT 10.10



                      DESCRIPTION OF SEVERANCE BENEFIT FOR
                           CERTAIN EXECUTIVE OFFICERS


     American Medical Security Group, Inc. and/or its subsidiaries (the "Company") has agreed to provide executive officers who do not have employment contracts with the Company with severance benefits in the event of involuntary termination of employment by the Company, other than for cause, such as theft, fraud or malfeasance ("Involuntary Termination"). In the event of Involuntary Termination, the Company will pay the executive officer his regular salary then in effect for a period of 12 months. In addition, the Company will pay the executive officers' Consolidated Omnibus Budget Reconciliation Act (COBRA) continuation premium for a period of 12 months.